Exhibit 10.12

AMENDED AND RESTATED MANAGEMENT SERVICES AGREEMENT

THIS AMENDED AND RESTATED MANAGEMENT SERVICES AGREEMENT (this “Agreement”) is made and entered into as of May 17, 2015 by and between loanDepot.com, LLC, a Delaware limited liability company (the “Company”) and PCap, L.P., a Delaware limited partnership (“Parthenon”). Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Fifth Amended and Restated Limited Liability Agreement of the Company (the “LLC Agreement”).

WHEREAS, the Company and Parthenon previously entered into a Management Services Agreement on December 30, 2009 (the “Original Agreement”);

WHEREAS, Parthenon is an affiliate of certain investors in the Company (the “Investors”);

WHEREAS, the Company desires to continue to retain Parthenon and Parthenon desires to perform for the Company, certain of its affiliates and its subsidiaries certain services; and

WHEREAS, the Company and Parthenon now desire to amend and restate the terms of the Original Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties agree as follows:

1. Engagement. The Company hereby engages Parthenon to act as its business advisor, and Parthenon hereby agrees to render management and advisory services to the Company, all on the terms and subject to the conditions set forth below.

2. Term. Unless earlier terminated pursuant to Section 3 below, this Agreement shall be in effect for an initial term of three (3) years commencing on December 30, 2009, and shall be automatically renewed for an additional one (1) year term at the end of such initial term and each renewal term thereafter. No termination of this Agreement, whether pursuant to this paragraph or otherwise, shall affect the Company’s obligations with respect to the fees, costs and expenses incurred by Parthenon in rendering services hereunder and not reimbursed by the Company or any other fees otherwise payable to Parthenon hereunder as of the effective date of such termination.

3. Termination. This Agreement shall automatically terminate upon the occurrence of any of the following events:

(1) The consummation of a transaction or series of transactions pursuant to which any person or group of related persons acquires 50% or more of the equity interests of the Company (whether by merger, consolidation, sale or transfer or otherwise) which includes all of the Investors’ equity interests of the Company;

(2) Upon an Offering Event (as defined in the LLC Agreement); or

(3) The consummation of a transaction or series of transactions pursuant to which any person or group of related persons (other than an equityholder of the Company or their affiliates as of the date of this Agreement) acquires all or substantially all of the Company’s assets determined on a consolidated basis (whether by merger, consolidation, sale or transfer of the Company’s consolidated assets or otherwise).

In connection with and as a condition to any termination of this Agreement, whether pursuant to this Section 3 or otherwise, Parthenon shall be entitled to receive an amount equal to any fees and expenses payable to Parthenon through the date of termination (which amount shall be due and payable and shall be paid upon such termination). Notwithstanding anything to the contrary herein, on or around the date hereof, the Company shall issue 86,362,745.175 fully vested Class X Common Units to Parthenon or, at Parthenon’s direction, to one or more of its designees in full satisfaction of (a) any and all amounts that are owed hereunder through the date hereof, and (b) any transaction fees payable to Parthenon in connection with an Offering Event. For the avoidance of doubt, as of the date of an Offering Event, no amounts will be payable to Parthenon other than any unpaid management fees through the date of the Offering Event and any unpaid expense reimbursement owed under Section 8.

4. Services. Parthenon shall perform or cause to be performed such customary management and advisory services for the Company and its subsidiaries as are requested by the Company’s board of managers and the boards of managers (or similar governing body) of the Company’s subsidiaries (each a “Company Party”) and as are mutually agreeable to the Company and Parthenon. Such management and advisory services may include but are not limited to: provide the Company Parties with advice in connection with the Company Parties’ operations, support of management, board and committee participation, advice with respect to development and implementation of strategies for the operating, marketing and financial performance of the Company or its subsidiaries, identification and evaluation of acquisition opportunities, if any, evaluation of corporate initiatives, assistance in negotiating and obtaining financing and operations under any financing agreements.

5. Personnel. Parthenon shall provide and devote to the performance of this Agreement such partners, employees and agents of Parthenon as Parthenon shall be reasonably required (as determined by Parthenon in its sole discretion) for the furnishing of the services required hereby.

6. Management Fee. For the provision of the services described above, commencing as of December 30, 2009, on a quarterly basis in advance (except for the prorated portion of the quarterly payment to be paid as of December 30, 2009), the Company shall pay to Parthenon (or its designees) an annual amount equal to 1.0% of all amounts invested by Parthenon (or its affiliates or related parties (excluding the Company and any Management Investor)), directly or indirectly, in securities of any Company Party (or paid to acquire securities of any Company Party) (without double counting) from time to time, subject to increase for future amounts invested by Parthenon (or its affiliates or related parties (excluding the Company and any Management Investor)). Such fees shall be paid no later than the first business day of each calendar quarter, with the payment for the first calendar quarter of 2010 being paid as of December 30, 2009.

7. Transaction Fees.

(i) On December 30, 2009, the Company shall pay, or cause to be paid, to Parthenon in immediately available funds an amount equal to $150,000, plus all reasonable fees, costs and expenses (including all of Parthenon’s out-of-pocket fees and expenses, the fees and expenses of advisors, legal counsel, investment bankers, financing sources, brokers or other representatives or any consultants, and any appraisal fees and expenses) incurred in connection therewith or related thereto.

(ii) In addition, the Company shall pay, or cause to be paid, to Parthenon or its designees a transaction fee upon the consummation of each equity financing in which Parthenon, the Investors or their affiliated funds is the investor in an amount equal to 1.0% of the aggregate gross cash equity investment made by Parthenon, the Investors and their affiliated funds. The Company and Parthenon shall further discuss in good faith a transaction fee payable to Parthenon in connection with any other acquisition, divestiture, financing, refinancing, merger, recapitalization, initial public offering, equity financing or other transaction which Parthenon assists the Company with; provided that, for the avoidance of doubt, the Company shall not be obligated to pay Parthenon a transaction fee in connection with any such transaction.

8. Expenses. The Company shall reimburse Parthenon, or shall cause Parthenon to be reimbursed, upon request from time to time, for all of Parthenon’s and its affiliates’ reasonable out-of-pocket fees, disbursements, costs and expenses (including, without limitation, those of legal counsel, accountants and other consultants and advisors) incurred in connection with the provision of services hereunder or the attendance at any meeting of the board of directors (or other similar governing body) of the Company or its subsidiaries or any committee thereof related to the services Parthenon shall provide the Company or its subsidiaries in accordance with this Agreement, or relating to, or arising out of, the direct or indirect investment in or ownership of the Company or its subsidiaries (or their respective parent(s)) by any fund affiliated with Parthenon (including, without limitation, expenses incurred in connection with any add-on acquisitions or financings for the Company, its subsidiaries or its affiliates).

9. Payments. All fees, costs and expenses, or reimbursements payable pursuant to this Agreement shall be non-refundable, absolute, irrevocable and unconditional, shall be paid by wire transfer of immediately available funds to Parthenon or, at Parthenon’s direction, to one or more of its designees and paid without offset, defense, claim, deduction or any other claim and irrespective of the level, quality or amount of service(s) provided. Without in any way limiting any rights or remedies that Parthenon may have at law or in equity, all payments not made hereunder on the date on which they are due (including, without limitation, to the extent such payments are not made because such payments are prohibited by the credit agreement with the Company’s senior lender), shall accrue interest until paid in full at the rate of 10% per annum, compounded as of the last day of each month. The Company may cause one or more of its subsidiaries or affiliates to make any payments required to be made by the Company hereunder (it being understood that the Company shall determine the source for such payments based upon its good faith determination of the relevant benefits received by its subsidiaries); provided that the Company shall be responsible to ensure all such payments are made and remains liable for all obligations hereunder (except to the extent payments are actually made by its subsidiaries).

10. Information. The Company shall, and shall cause each of its subsidiaries and affiliates to, furnish to Parthenon such information as may reasonably be required for Parthenon’s performance of management and advisory services (all such information so furnished being referred to hereinafter as the “Information”). The Company recognizes and confirms that Parthenon (a) will use and rely primarily on the Information and information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same and (b) does not assume any responsibility or other obligation for the accuracy or completeness of any Information and such other information.

11. Liability. Neither Parthenon nor any other Indemnified Party (as defined in Section 12 below) shall be liable to the Company or its subsidiaries or affiliates for any loss, liability, damage or expense arising out of or in connection with the performance of services contemplated by this Agreement, unless such loss, liability, damage or expense shall be proven to result directly from fraud, gross negligence, willful misconduct or bad faith on the part of an Indemnified Party in the performance of Parthenon’s obligations hereunder. Parthenon makes no representations or warranties, express or implied, in respect of the services to be provided by Parthenon or any of the other Indemnified Party. In no event will Parthenon or any other Indemnified Party be liable for any indirect, special, incidental or consequential damages, including lost profits or savings, whether or not such damages are foreseeable, or in respect of any liabilities relating to any third party claims (whether based in contract, tort or otherwise) other than the Claims (as defined in Section 12 below) relating to the services to be provided by Parthenon hereunder. In no event will the aggregate liability of Parthenon and its affiliates and any of their respective partners, members, employees, agents or representatives (collectively, the “Parthenon Group”) arising out of, or relating in any way to, this Agreement or the services provided hereunder exceed the aggregate amount of fees (net of expenses) paid to Parthenon hereunder. The duties of Parthenon shall be confined to those expressly set forth herein, and no implied duties are assumed or may be asserted against any member of the Parthenon Group hereunder. Except as Parthenon may otherwise agree in writing after December 30, 2009: (i) the Parthenon Group shall have the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly: (A) engage in the same or similar business activities or lines of business as the Company, its subsidiaries or any of their respective affiliates and (B) do business with any client or customer of the Company, its subsidiaries or any of their respective affiliates; (ii) no member of the Parthenon Group shall be liable to the Company, its subsidiaries or any of their respective affiliates for breach of any duty (contractual or otherwise) by reason of any such activities or of such person’s participation therein; and (iii) in the event that any member of the Parthenon Group acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Company, its subsidiaries or any of their respective affiliates on the one hand, and any member of the Parthenon Group, on the other hand, or any other person, no member of the Parthenon Group shall have any duty (contractual or otherwise) to communicate or present such corporate opportunity to the Company, its subsidiaries or any of their respective affiliates and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Company, its subsidiaries or any of their respective affiliates for breach of any duty (contractual or otherwise) by reason of the fact that any member of the Parthenon Group directly or indirectly pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to the Company, its subsidiaries or any of their respective affiliates. This Section 11 shall survive any termination of this Agreement (including without limitation any termination in accordance with Section 2 or Section 3 hereof).

12. Indemnification. The Company shall indemnify and hold harmless, and shall cause each of its subsidiaries to indemnify and hold harmless, Parthenon and its affiliates and each of their respective directors, officers, employees, affiliates and agents (collectively, the “Indemnified Parties”) from and against any and all actions, claims, liabilities, obligations, damages or expenses (including attorneys’ fees and expenses) arising out of or in connection with Parthenon’s engagement or provision of services hereunder or any action of any Indemnified Party in connection therewith, or relating to a third party claim arising out of, related to or brought against the Investors as a result of the Investors’ direct or indirect investment in or ownership of the Company or its subsidiaries, unless such loss, liability, damage or expense is determined by a court of competent jurisdiction to result directly from fraud, gross negligence, willful misconduct or bad faith on the part of an Indemnified Party in the performance of Parthenon’s obligations hereunder, and the Company shall advance, or cause to be advanced, expenses, including legal fees and disbursements, for which any Indemnified Party would be entitled by this Agreement to be indemnified (collectively, “Claims”). Nothing herein shall modify or expand any indemnification by the Company of the Investors set forth in Section 9.2(e) of the LLC Agreement. The Company shall, and shall cause each of its subsidiaries to, defend at its own cost and expense any and all suits and actions (just or unjust) which may be brought against the Company or any of its subsidiaries or any Indemnified Parties or in which any of the Indemnified Parties may be impleaded with others upon any Claims, or upon any other matter, directly or indirectly, related to or arising out of this Agreement or the performance hereof by any of the Indemnified Parties or otherwise relating to the Investors’ direct or indirect investment in or ownership of the Company or its subsidiaries, except that if such damage is proven to be the direct result of fraud, gross negligence, willful misconduct or bad faith by an Indemnified Party, then Parthenon shall reimburse the Company for the costs of defense and other costs incurred by the Company or its subsidiaries in connection with such Claim. This Section 12 shall survive any termination of this Agreement (including without limitation any termination in accordance with Section 2 or Section 3 hereof). The Company hereby acknowledges that certain Indemnified Parties affiliated with Parthenon and its affiliated funds may have certain rights to indemnification, advancement of expenses and/or insurance provided by Parthenon and its affiliated funds

(collectively, the “Parthenon Indemnitors”). The Company hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to the Indemnified Party are primary and any obligation of the Parthenon Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Indemnified Party are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by the Indemnified Party in accordance with this Section 12 without regard to any rights the Indemnified Party may have against the Parthenon Indemnitors and (iii) that it irrevocably waives, relinquishes and releases the Parthenon Indemnitors from any and all claims against the Parthenon Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Parthenon Indemnitors on behalf of the Indemnified Party with respect to any claim for which the Indemnified Party has sought indemnification from the Company shall affect the foregoing and the Parthenon Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Indemnified Party against the Company.

13. Notices. Any notice, report or payment required or permitted to be given or made under this Agreement by one party to the other shall be deemed to have been duly given or made if personally delivered, telecopied (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if telecopied before 5:00 p.m. San Francisco, California time on a business day, and otherwise on the next business day, or mailed by registered or certified mail (postage prepaid) or sent by reputable overnight courier service (charges prepaid), to the other party at the following addresses (or at such other address as shall be given in writing by one party to the other):

To the Company:

loanDepot.com, LLC

3355 Michelson Drive Suite 300

Irvine, California 92612

Attention:	Anthony Hsieh
Facsimile:	(949) 251-1549

To Parthenon:

PCap, LP

Four Embarcadero Center, Suite 3610

San Francisco, CA 94111

Attention:	Brian P. Golson
Andrew C. Dodson
Facsimile:	(415) 913-3913

14. Assignment. Neither party may assign any obligations hereunder to any other party without the prior written consent of the other party; provided that Parthenon may, without the consent of the Company, assign its rights and obligations under this Agreement to any of its affiliates.

15. Benefit of Agreement. This Agreement and all the obligations and benefits hereunder shall inure to the benefit of the parties hereto and their successors and permitted assigns.

16. Counterparts. This Agreement may be executed and delivered by each party hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same agreement.

17. Parthenon as an Independent Contractor. Parthenon and the Company agree that Parthenon and/or its affiliates shall perform services hereunder as an independent contractor, retaining control over and responsibility for its own operations and personnel. Neither Parthenon nor its directors, officers or employees shall be considered employees or agents of the Company or any of its subsidiaries as a result of this Agreement nor shall any of them have authority to contract in the name of or bind the Company or any of its subsidiaries as a result of this Agreement, except as expressly agreed to in writing by the Company or such subsidiary.

18. Shared Services; Other Matters. For the avoidance of doubt, the services and fees described herein do not pertain to any additional services that may be procured by the Company or any of its subsidiaries or affiliates pursuant to an agreement for the services of shared executives of Parthenon or an affiliate of Parthenon. In furtherance of the foregoing, to the extent that Parthenon and/or any of its affiliates performs additional services for the Company and its subsidiaries that would be customarily performed by an employee, consultant or adviser of the Company or a subsidiary thereof, the Company shall pay to Parthenon a fee based on an hourly rate determined in good faith by Parthenon based on the cost of obtaining such services from a third party in an arm’s length transaction. All such fees not otherwise described herein shall be payable by the Company or one or more of its subsidiaries to Parthenon within 30 days of the receipt of an invoice by Parthenon for such services rendered. Notwithstanding anything contained herein to the contrary, in no event shall the fees and expenses payable pursuant to this Agreement be impacted by or have any impact on any fees or expenses payable to Parthenon or any affiliate thereof as a result of its or their status as a debt holder, providing, or committing to provide, debt financing, or otherwise as an arranger or agent of any debt financing (in each case, whether senior or subordinated) of the Company or any of its subsidiaries or affiliates.

19. Entire Agreement; Modification; Waiver; Governing Law. The terms and conditions hereof constitute the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersede all previous communications, either oral or written, representations or warranties of any kind whatsoever, except as expressly set forth herein. No modifications of this Agreement nor waiver of the terms or conditions hereof shall be binding upon either party unless approved in writing by an authorized representative of such party. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of that provision or any other provision hereof. All issues concerning this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware. All disputes hereunder shall be submitted to the state and federal courts located in Los Angeles, California, and the parties submit to such jurisdiction and venue.

20. MUTUAL WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON, AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN THE PARTIES HERETO, WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, OR RELATED TO THIS AGREEMENT AND/OR THE TRANSACTIONS CONTEMPLATED HEREBY.

21. Delivery by Facsimile. This Agreement and any amendments hereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto, each other party hereto shall reexecute original forms thereof and deliver them to all other parties. No party hereto shall raise the use of a facsimile machine to deliver a signature or the fact that any signature was transmitted or communicated through the use of a facsimile machine as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

*    *    *    *    *

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Management Services Agreement as of the date first written above.

LOANDEPOT.COM, LLC

By:
Name:
Its:

PCAP, LP

By:	PCap Managers, LLC
Its:	General Partner

By:
Name:
Its:

[Signature Page to Management Services Agreement]